PRESS RELEASE

FOR IMMEDIATE RELEASE                             RSH-2008-005

For further information contact:
Martin O. Moad
Vice President and Controller
(817) 415-2383
investor.relations@radioshack.com

RadioShack Corporation Announces Improved Profitability for 2007 Fourth Quarter

Fort Worth, Texas, February 26, 2008 – RadioShack Corporation (NYSE: RSH) today announced an increase in reported net income to $101.0 million, or $0.77 per diluted share, for the quarter ended December 31, 2007. Net income for the quarter ended December 31, 2006, was $84.5 million, or $0.62 per diluted share. Fourth quarter 2007 net income was favorably impacted by improved gross margin, a reduction in SG&A, and reduced interest expense when compared to the prior year.

“I am delighted to announce that our team here at RadioShack once again produced strong improvement in our operating profit for the fourth quarter, and for the year as a whole” said Julian Day, Chairman and Chief Executive Officer, “It is a testament to the hard work and devotion of everyone concerned, that this result was achieved against a background of difficult and uncertain economic conditions.”

Fourth Quarter Results

Revenue

Fourth quarter 2007 comparable store sales were down 6.7% versus the fourth quarter of 2006. The decline in comparable sales was mainly driven by lower sales in postpaid wireless and satellite radio partially offset by increases in GPS units, pre-paid wireless sales, video gaming and media storage.

Total sales in the fourth quarter of 2007 were down $94 million to $1.364 billion versus total sales of $1.458 billion for the same period last year, driven by the decline in comparable store sales.

Operating Income

Fourth quarter 2007 operating income was $165.2 million as compared to $145.8 million in the prior year. This increase was driven by lower operating expenses, which were partially offset by fewer gross profit dollars. The decline in gross profit dollars versus the prior year was due to the decrease in comparable store sales, partially offset by a 90 basis point improvement in gross margin rate. This favorability in gross margin rate versus prior year was driven by improved inventory management and more effective promotional activities, partially offset by an unfavorable merchandise sales mix.  The unfavorable sales mix was a result of the strong sales performance of lower margin categories such as GPS, media storage and video gaming combined with continuing soft sales in postpaid wireless, particularly Sprint.

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SG&A expenses were $421.2 million in the fourth quarter of 2007, down $39.8 million versus the prior year. The decrease in SG&A was driven by payroll, both from headcount reductions at headquarters and efficiencies in labor scheduling at store level.

Full-Year Sales and Net Income

Full year 2007 comparable store sales were down 8.2% versus calendar year 2006.

Total sales for 2007 were down $526 million to $4.252 billion versus total sales of $4.778 billion for 2006. The reduction in sales was primarily the result of the comparable store sales decline and to a lesser extent a reduction of stores when compared to 2006.

Net income for the full year ended December 31, 2007 was $236.8 million or $1.74 per diluted share versus net income of $73.4 million or $0.54 per diluted share for the comparable prior year period.

Cash Position at Year End and Full-Year Cash Flow

RadioShack’s cash balance increased $38 million at the end of the fourth quarter of 2007 to $510 million.  The increase in cash was driven by improved working capital management and cash generated from net income partially offset by the $150 million repayment of bonds in September, 2007, and the $209 million of share repurchases during 2007.

RadioShack generated $300.9 million in free cash flow1 through the twelve months of 2007 versus free cash flow of $189.9 million for the same period in 2006. Compared to 2006, the increased cash generated in 2007 was driven by increased net income, and improved inventory position, combined with more prudent capital expenditures.

Revision of Expense Classification

We have revised the classification of certain expenses relating to merchandise acquisition and operation of our distribution centers which impacts cost of goods sold, selling, general and administrative (“SG&A”) expenses and depreciation.  This revision had no impact on previously reported operating income, net income, earnings per share, financial position, stockholders’ equity, comprehensive income or cash flows from operating activities. The Company’s policy is, and historically has been, to capitalize such amounts into inventory. However, historically upon capitalization of these expenses into inventory, cost of goods sold was decreased rather than decreasing SG&A expense where these expenses were originally recorded. We have determined that this was a misstatement that understated costs of products sold and overstated SG&A expense with no impact to earnings.  Accordingly, in consultation with our independent accountants, we have revised prior period comparative information affected in order to present such information on a consistent basis.  More information on this revision is included in the company’s audited financials in our Form 10-K under Note 2 to the consolidated financial statements.

Today starting at 9:00 a.m. ET, management will host a conference call to discuss these results and its current approach to the business.  We invite the public to listen to the event live on the Internet at www.radioshackcorporation.com on the Investor Relations page.  Additionally, RadioShack announced that it has filed with the SEC its Form 10-K for the year ended December 31, 2007.

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1 Free cash flow, a non-GAAP financial measure, is defined as net cash from operating activities minus additions to property, plant, and equipment (a.k.a. capital expenditures) minus dividends paid. See reconciliation of net cash from operating activities to free cash flow, as well as other information regarding free cash flow, on page 7.

Forward-Looking Statements

This press release contains or may contain forward-looking statements, as referenced in the Private Securities Litigation Reform Act of 1995 (“the Act”).  These forward-looking statements reflect management’s current views and projections regarding economic conditions, retail industry environments and company performance.  Factors that could significantly change results include, but are not limited to, sales performance, economic conditions, product demand, expense levels, competitive activity, interest rates, changes in the company’s financial condition, availability of products, the regulatory environment and factors affecting the retail category in general.  Additional information regarding these and other factors is described in the company’s filings with the SEC, including its most recent annual report on Form 10-K and quarterly report on Form 10-Q.

About RadioShack Corporation

RadioShack Corporation (NYSE: RSH) is one of the nation’s most experienced and trusted consumer electronics specialty retailers.  Operating from convenient and comfortable neighborhood and mall locations, RadioShack stores deliver personalized product and service solutions within a few short minutes of where most Americans either live or work.  The company has a presence through almost 6,000 company-operated stores and dealer outlets in the United States, over 150 RadioShack locations in Mexico and nearly 800 wireless phone kiosks. RadioShack’s dedicated force of knowledgeable and helpful sales associates has been consistently recognized by several independent groups as providing the best customer service in the consumer electronics and wireless industries.    For more information on RadioShack Corporation, or to purchase items online, visit www.radioshack.com.

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RADIOSHACK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Income (Unaudited)
(In millions, except per share amounts)
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2007	2006	2007	2006

Net sales and operating revenues	$1,364.3	$1,458.1	$4,251.7	$4,777.5
Cost of products sold (includes depreciation amounts
of $2.4 million, $2.6 million, $10.0 million and
$10.7 million, respectively)	753.1	817.4	2,225.9	2,648.1
Gross profit	611.2	640.7	2,025.8	2,129.4

Operating expenses:
Selling, general and administrative	421.2	461.0	1,538.5	1,810.7
Depreciation and amortization	24.2	28.1	102.7	117.5
Impairment of long-lived assets and other charges	0.6	5.8	2.7	44.3
Total operating expenses	446.0	494.9	1,643.9	1,972.5

Operating income	165.2	145.8	381.9	156.9

Interest income	4.7	3.5	22.6	7.4
Interest expense	(7.8)	(11.0)	(38.8)	(44.3)
Other (loss) income	(0.3)	(4.3)	0.9	(8.6)

Income before income taxes	161.8	134.0	366.6	111.4
Income tax provision	60.8	49.5	129.8	38.0

Net income	$101.0	$84.5	$236.8	$73.4

Net income per share:

Basic	$0.77	$0.62	$1.76	$0.54

Diluted	$0.77	$0.62	$1.74	$0.54

Shares used in computing net income per share:

Basic	131.2	136.5	134.6	136.2

Diluted	131.8	136.5	135.9	136.2

Shares outstanding	131.1	135.8

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RADIOSHACK CORPORATION AND SUBSIDIARIES
Consolidated Balance Sheets (Unaudited)
(In millions)
	December 31,	December 31,
	2007	2006

Assets
Current assets:
Cash and cash equivalents	$509.7	$472.0
Accounts and notes receivable, net	256.0	247.9
Inventories	705.4	752.1
Other current assets	95.7	127.6

Total current assets	1,566.8	1,599.6

Property, plant and equipment, net	317.1	386.3
Other assets, net	105.7	84.1
Total assets	$1,989.6	$2,070.0

Liabilities and Stockholders’ Equity
Current liabilities: Short-term debt, including current maturities of
long-term debt	$61.2	$194.9
Accounts payable	257.6	254.5
Accrued expenses and other current liabilities	393.5	442.2
Income taxes payable	35.7	92.6

Total current liabilities	748.0	984.2

Long-term debt, excluding current maturities	348.2	345.8
Other non-current liabilities	123.7	86.2

Total liabilities	1,219.9	1,416.2

Stockholders’ equity	769.7	653.8
Total liabilities and stockholders’ equity	$1,989.6	$2,070.0

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RADIOSHACK CORPORATION AND SUBSIDIARIES
Consolidated Statements of Cash Flows (Unaudited)
(In millions)
	Twelve Months Ended
	December 31,
	2007	2006
Cash flows from operating activities:
Net income	$236.8	$73.4
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	112.7	128.2
Provision for credit losses and bad debts	0.4	0.4
Impairment of long-lived assets and other charges	2.7	44.3
Reversal of unrecognized tax benefits	(11.9)	-
Other items	18.2	(15.6)
Changes in operating assets and liabilities:
Accounts and notes receivable, net	(0.7)	61.8
Inventories	46.8	212.8
Other current assets	5.3	2.5
Accounts payable, accrued expenses, income taxes payable and other	(31.3)	(193.0)
Net cash provided by operating activities	379.0	314.8

Cash flows from investing activities:
Additions to property, plant and equipment	(45.3)	(91.0)
Proceeds from sale of property, plant and equipment	1.5	11.1
Other investing activities	1.8	0.6
Net cash used in investing activities	(42.0)	(79.3)

Cash flows from financing activities:
Purchases of treasury stock	(208.5)	-
Sale of treasury stock to employee benefit plans	-	10.5
Proceeds from exercise of stock options	81.3	1.7
Payments of dividends	(32.8)	(33.9)
Changes in short-term borrowings and outstanding checks in excess of cash balances, net	10.7	42.2
Reductions of long-term borrowings	(150.0)	(8.0)
Net cash (used in) provided by financing activities	(299.3)	12.5

Net increase in cash and cash equivalents	37.7	248.0
Cash and cash equivalents, beginning of period	472.0	224.0
Cash and cash equivalents, end of period	$509.7	$472.0

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RADIOSHACK CORPORATION AND SUBSIDIARIES
Reconciliation of Non-GAAP Financial Measures to GAAP Financial Measures (Unaudited)
(In millions)

FREE CASH FLOW
	Year Ended		Increase/
	December 31,		(Decrease)
	2007	2006	2007 vs 2006
Net cash provided by operating activities	$379.0	$314.8	$64.2
Less:
Additions to property, plant and equipment	45.3	91.0	(45.7)
Dividends paid	32.8	33.9	(1.1)
Free cash flow	$300.9	$189.9	$111.0

Management believes free cash flow, a non-GAAP financial measure, to be a relevant indicator of RadioShack's ability to repay maturing debt, change dividend payments or fund other uses of capital.  Free cash flow should not be used by investors or others as the sole basis for formulating decisions or as a substitute for measures prepared in accordance with GAAP, as it excludes a number of important items.  Management also compensates for limitations in free cash flow by using GAAP financial measures as well in managing RadioShack.

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